Exhibit 99.1
For Immediate Release
Cushman & Wakefield Reports Financial Results for the First Quarter 2025
Strong Leasing revenue growth of 8% (9% in local currency)
Double digit Capital markets revenue growth
100 basis point year-over-year improvement in Net income margin and Adjusted EBITDA margin
CHICAGO (BUSINESS WIRE), April 29, 2025 — Cushman & Wakefield (NYSE: CWK) today reported financial results for the first quarter of 2025.
“We drove excellent first quarter results, increasing organic revenue in each of our service lines and achieving mid-single digit organic growth in our Services business two quarters ahead of target. We realized over 100 basis points of margin improvement while continuing to reduce leverage and invest for growth. These results highlight the strength of our global platform, the benefits of the strategic work we have begun to action and our ability to provide value-added advisory services to clients in evolving market conditions,” said Michelle MacKay, Chief Executive Officer of Cushman & Wakefield. “We have built a strong and resilient growth engine, which is powering us forward across every part of our business and we will continue to execute with discipline and confidence toward capturing meaningful opportunities for long-term growth.”
First Quarter Results:
•Revenue of $2.3 billion for the first quarter of 2025 increased 5% (6% in local currency) and service line fee revenue of $1.5 billion for the first quarter of 2025 increased 3% (4% in local currency) from the first quarter of 2024.
◦Leasing revenue increased 8% (9% in local currency) driven primarily by office and industrial leasing in the Americas.
◦Capital markets revenue increased 11% (11% in local currency), with strong performance across all segments.
◦Services revenue decreased 1% (increased 1% in local currency), while organic Services revenue increased 3% (4% in local currency)(1).
◦Valuation and other revenue increased 1% (3% in local currency).
•Net income of $1.9 million for the first quarter of 2025 increased $30.7 million compared to net loss of $28.8 million for the first quarter of 2024. Diluted earnings per share was $0.01 for the first quarter of 2025 compared to diluted loss per share of $0.13 for the first quarter of 2024.
◦Adjusted EBITDA of $96.2 million increased 23% (24% in local currency) from the first quarter of 2024, with Adjusted EBITDA margin of 6.2%, a 103 basis point improvement from the first quarter of 2024.
◦Adjusted diluted earnings per share of $0.09 was up 9 cents from the first quarter of 2024.
•In March 2025, we elected to prepay $25.0 million in principal outstanding under the Company’s term loans due in 2030.
•Liquidity as of March 31, 2025 was $1.7 billion, consisting of availability on the Company’s undrawn revolving credit facility of $1.1 billion and cash and cash equivalents of $0.6 billion.

(1) “Organic” revenue excludes the impact of the sale of a non-core Services business in August 2024, which reduced Services revenue by $26.2 million.

INVESTOR RELATIONS	MEDIA CONTACT
Megan McGrath	Aixa Velez
Investor Relations	Corporate Communications
+1 312 338 7860	+1 312 424 8195
IR@cushwake.com	aixa.velez@cushwake.com

April 29, 2025

Consolidated Results (unaudited)

	Three Months Ended March 31,
(in millions, except per share data)	2025	2024	% Change in USD	% Change in Local Currency(5)
Revenue:
Services	$866.6	$871.2	(1)%	1%
Leasing	412.5	381.7	8%	9%
Capital markets	157.4	141.6	11%	11%
Valuation and other	104.2	103.1	1%	3%
Total service line fee revenue(1)	1,540.7	1,497.6	3%	4%
Gross contract reimbursables(2)	743.9	687.2	8%	9%
Total revenue	$2,284.6	$2,184.8	5%	6%

Costs and expenses:
Cost of services provided to clients	$1,156.4	$1,145.3	1%	2%
Cost of gross contract reimbursables	743.9	687.2	8%	9%
Total costs of services	1,900.3	1,832.5	4%	5%
Operating, administrative and other	305.8	296.0	3%	5%
Depreciation and amortization	26.7	32.5	(18)%	(17)%
Restructuring, impairment and related charges	6.5	5.0	30%	31%
Total costs and expenses	2,239.3	2,166.0	3%	4%
Operating income	45.3	18.8	n.m.	n.m.
Interest expense, net of interest income	(52.3)	(58.7)	(11)%	(11)%
Earnings from equity method investments	11.1	11.7	(5)%	(5)%
Other income, net	0.9	1.7	(47)%	(47)%
Earnings (loss) before income taxes	5.0	(26.5)	n.m.	n.m.
Provision for income taxes	3.1	2.3	35%	56%
Net income (loss)	$1.9	$(28.8)	n.m.	n.m.
Net income (loss) margin	0.1%	(1.3)%

Adjusted EBITDA(3)	$96.2	$78.1	23%	24%
Adjusted EBITDA margin(3)	6.2%	5.2%

Adjusted net income(3)	$20.5	$0.6	n.m.

Weighted average shares outstanding, basic	230.4	227.9
Weighted average shares outstanding, diluted(4)	232.3	231.2
Earnings (loss) per share, basic	$0.01	$(0.13)
Earnings (loss) per share, diluted	$0.01	$(0.13)
Adjusted earnings per share, diluted(3)(4)	$0.09	$0.00
n.m. not meaningful
(1) Service line fee revenue represents revenue for fees generated from each of our service lines.
(2) Gross contract reimbursables reflects revenue from clients which have substantially no margin.
(3) See the end of this press release for reconciliations of (i) Net income (loss) to Adjusted EBITDA and (ii) Net income (loss) to Adjusted net income and for explanations of the calculation of Adjusted EBITDA margin and Adjusted earnings per share, diluted. See also the definition of, and a description of the purposes for which management uses, these non-GAAP financial measures under the “Use of Non-GAAP Financial Measures” section in this press release.
(4) For all periods with a GAAP net loss, weighted average shares outstanding, diluted is only used to calculate Adjusted earnings per share, diluted. For all periods with a GAAP net loss, all potentially dilutive shares would be anti-dilutive; therefore, both basic and diluted loss per share are calculated using weighted average shares outstanding, basic.
(5) In order to assist our investors and improve comparability of results, we present the period-over-period changes in certain of our non-GAAP financial measures, such as Adjusted EBITDA, in “local” currency. The local currency change represents the period-over-period change assuming no movement in foreign exchange rates from the prior period. We believe that this presentation provides our management and investors with a better view of comparability and trends in the underlying operating business.

April 29, 2025

First Quarter Results (unaudited)
Revenue
Revenue of $2.3 billion increased $99.8 million or 5% compared to the three months ended March 31, 2024, primarily driven by Leasing revenue growth in the Americas, which grew 14% due to strong tenant representation revenue in the office and industrial sectors, including a relatively higher number of large deals. Capital markets revenue increased 11% due to broad strength across all segments, led by APAC, as rate stability, improved debt market liquidity and built-up demand positively impacted investment sales activity in the first quarter of 2025. Services revenue decreased 1% compared to the three months ended March 31, 2024, primarily driven by the sale of a non-core Services business in August 2024, which reduced facilities management and Gross contract reimbursables revenue by $26.2 million and $18.4 million, respectively. Excluding the impact of this sale, Services and Gross contract reimbursables revenue increased 3% and 11%, respectively, and total revenue increased 7%. Services revenue also benefited as a result of higher facilities services revenue, partially offset by lower project management revenue principally in EMEA. In addition, Valuation and other revenue increased 1%.
Costs of services
Costs of services of $1.9 billion increased $67.8 million or 4% compared to the three months ended March 31, 2024, principally driven by an increase in employment costs of approximately $60.0 million, including higher commissions as a result of higher brokerage revenue, as well as an increase in third-party consumables and sub-contractor costs of approximately $11.0 million. Cost of services provided to clients increased 1% and Cost of gross contract reimbursables increased 8%.
Operating, administrative and other
Operating, administrative and other expenses of $305.8 million increased $9.8 million or 3% compared to the three months ended March 31, 2024, primarily driven by an $8.0 million increase in stock-based compensation expense attributable to improved vesting expectations for certain previously granted performance-based equity awards.
Restructuring, impairment and related charges
Restructuring, impairment and related charges of $6.5 million increased $1.5 million compared to the three months ended March 31, 2024, due to an impairment loss on real estate investments of $6.5 million recognized in the first quarter of 2025, partially offset by a decrease in severance and employment-related costs of approximately $5.0 million associated with previous cost savings initiatives.
Interest expense, net of interest income
Interest expense of $52.3 million decreased $6.4 million or 11% compared to the three months ended March 31, 2024, primarily driven by lower outstanding principal balances on our term loans following optional principal prepayments made in 2024 and 2025, as well as lower interest rates on our term loans compared to the prior year period as a result of our repricings in 2024 and 2025.
Provision for income taxes
Provision for income taxes for the first quarter of 2025 was $3.1 million on earnings before income taxes of $5.0 million. For the first quarter of 2024, the provision for income taxes was $2.3 million on a loss before income taxes of $26.5 million. The increase in income tax expense compared to the three months ended March 31, 2024 was primarily driven by the improvement from loss before income taxes to earnings before income taxes, predominately in the U.S. which improved by approximately $51.0 million from the first quarter of 2024, as well as changes in the jurisdictional mix of those earnings.
Net income (loss) and Adjusted EBITDA
Net income was $1.9 million for the three months ended March 31, 2025 compared to a net loss of $28.8 million for the three months ended March 31, 2024. Net income margin was 0.1% compared to net loss margin of 1.3% for the three months ended March 31, 2024. The $30.7 million improvement in net income was principally driven by growth in our Leasing and Capital markets service lines, the impact of our cost savings initiatives, lower interest expense and lower depreciation and amortization expense. These favorable trends were partially offset by higher stock-based compensation expense and cost inflation.
Adjusted EBITDA of $96.2 million increased $18.1 million or 23% compared to the three months ended March 31, 2024, driven by the same factors impacting Net income above, with the exception of interest expense and depreciation and amortization expense. Adjusted EBITDA margin, measured against service line fee revenue, of 6.2% increased 103 basis points from the first quarter of 2024.

April 29, 2025

Balance Sheet
Liquidity at the end of the first quarter was $1.7 billion, consisting of availability on the Company’s undrawn revolving credit facility of $1.1 billion and cash and cash equivalents of $0.6 billion.
Net debt as of March 31, 2025 was $2.4 billion reflecting the Company’s outstanding term loans of $1.9 billion and senior secured notes totaling $1.1 billion, net of cash and cash equivalents of $0.6 billion. See the “Use of Non-GAAP Financial Measures” section in this press release for the definition of, and a description of the purposes for which management uses, this non-GAAP financial measure.

Conference Call
The Company’s First Quarter 2025 Earnings Conference Call will be held today, April 29, 2025, at 9:00 a.m. Eastern Time. A webcast, along with an associated slide presentation, will be accessible through the Investor Relations section of the Company’s website at http://ir.cushmanwakefield.com.
The direct dial-in number for the conference call is 1-833-821-5374 for U.S. callers and 1-412-652-1260 for international callers. An audio replay of the conference call will be available approximately two hours after the call by accessing the Company’s Investor Relations website at http://ir.cushmanwakefield.com. A transcript of the call will also be available on the Company’s Investor Relations website at http://ir.cushmanwakefield.com.
About Cushman & Wakefield
Cushman & Wakefield (NYSE: CWK) is a leading global commercial real estate services firm for property owners and occupiers with approximately 52,000 employees in nearly 400 offices and 60 countries. In 2024, the firm reported revenue of $9.4 billion across its core service lines of Services, Leasing, Capital markets, and Valuation and other. Built around the belief that Better never settles, the firm receives numerous industry and business accolades for its award-winning culture. For additional information, visit www.cushmanwakefield.com.

April 29, 2025

Cautionary Note on Forward-Looking Statements
All statements in this release other than historical facts are forward-looking statements, which rely on a number of estimates, projections and assumptions concerning future events. Such statements are also subject to a number of uncertainties and factors outside Cushman & Wakefield’s control. Such factors include, but are not limited to, disruptions in general macroeconomic conditions and global and regional demand for commercial real estate; our ability to attract and retain qualified revenue producing employees and senior management; our ability to preserve, grow and leverage the value of our brand; the concentration of business with specific corporate clients; our ability to maintain and execute our information technology strategies; interruption or failure of our information technology, communications systems or data services; our vulnerability to potential breaches in security or other threats related to our information systems; our ability to comply with cybersecurity and data privacy regulations and other confidentiality obligations; the extent to which infrastructure disruptions may affect our ability to provide our services; our ability to compete globally, regionally and locally; the failure of our acquisitions and investments to perform as expected or the lack of future acquisition opportunities; the potential impairment of our goodwill and other intangible assets; our ability to comply with laws and regulations and any changes thereto; changes in tax laws or tax rates and our ability to make correct determinations in complex tax regimes; the failure of third parties performing on our behalf to comply with contract, regulatory or legal requirements; risks associated with climate change, environmental reporting obligations and other environmental conditions; risks associated with sociopolitical polarization; social, geopolitical and economic risks associated with our international operations; foreign currency volatility; the seasonality of significant portions of our revenue and cash flow; restrictions imposed on us by the agreements governing our indebtedness; our amount of indebtedness and its potential adverse impact on our available cash flow and the operation of our business; our ability to incur more indebtedness; risks related to our capital allocation strategy including current intentions to not pay cash dividends; risks related to litigation; the fact that the rights of our shareholders differ in certain respects from the rights typically offered to shareholders of a Delaware corporation; the fact that U.S. investors may have difficulty enforcing liabilities against us or be limited in their ability to bring a claim in a judicial forum they find favorable in the event of a dispute; the possibility that English law and provisions in our articles of association may have anti-takeover effects that could discourage an acquisition of us by others or require shareholder approval for certain capital structure decisions; and the risk that the Company’s proposed redomicile to Bermuda may not be completed or, if completed, may not result in the anticipated benefits to the Company and its shareholders. Should any Cushman & Wakefield estimates, projections and assumptions or these other uncertainties and factors materialize in ways that Cushman & Wakefield did not expect, there is no guarantee of future performance and the actual results could differ materially from the forward-looking statements in this press release, including the possibility that recipients may lose a material portion of the amounts invested. While Cushman & Wakefield believes the assumptions underlying these forward-looking statements are reasonable under current circumstances, such assumptions are inherently uncertain and subjective and past or projected performance is not necessarily indicative of future results. No representation or warranty, express or implied, is made as to the accuracy or completeness of the information contained in this press release, and nothing shall be relied upon as a promise or representation as to the performance of any investment. You are cautioned not to place undue reliance on such forward-looking statements or other information in this press release and should rely on your own assessment of an investment or a transaction. Any estimates or projections as to events that may occur in the future are based upon the best and current judgment of Cushman & Wakefield as actual results may vary from the projections and such variations may be material. Any forward-looking statements speak only as of the date of this press release and, except to the extent required by applicable securities laws, Cushman & Wakefield expressly disclaims any obligation to update or revise any of them, whether as a result of new information, future events or otherwise. Additional information concerning factors that may influence the Company’s results is discussed under “Risk Factors” in Part I, Item 1A of its Annual Report on Form 10-K for the year ended December 31, 2024, to be filed with the Securities and Exchange Commission (the “SEC”) in the near future, and in its other periodic reports filed with the SEC.

Cushman & Wakefield routinely posts important information about its business on the Company’s Investors Relations website at https://ir.cushmanwakefield.com. The Company uses its website as a means of disclosing material, nonpublic information and for complying with its disclosure obligations under Regulation FD. Investors should monitor the Company’s Investor Relations website in addition to following the Company’s press releases, filings with the SEC, public conference calls and webcasts. The Company does not incorporate the contents of any website into this or any other report it files with the SEC.

April 29, 2025

Cushman & Wakefield plc
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended March 31,
(in millions, except per share data)	2025	2024
Revenue	$2,284.6	$2,184.8
Costs and expenses:
Costs of services (exclusive of depreciation and amortization)	1,900.3	1,832.5
Operating, administrative and other	305.8	296.0
Depreciation and amortization	26.7	32.5
Restructuring, impairment and related charges	6.5	5.0
Total costs and expenses	2,239.3	2,166.0
Operating income	45.3	18.8
Interest expense, net of interest income	(52.3)	(58.7)
Earnings from equity method investments	11.1	11.7
Other income, net	0.9	1.7
Earnings (loss) before income taxes	5.0	(26.5)
Provision for income taxes	3.1	2.3
Net income (loss)	$1.9	$(28.8)

Basic earnings (loss) per share:
Earnings (loss) per share attributable to common shareholders, basic	$0.01	$(0.13)
Weighted average shares outstanding for basic earnings (loss) per share	230.4	227.9
Diluted earnings (loss) per share:
Earnings (loss) per share attributable to common shareholders, diluted	$0.01	$(0.13)
Weighted average shares outstanding for diluted earnings (loss) per share	232.3	227.9

April 29, 2025

Cushman & Wakefield plc
Condensed Consolidated Balance Sheets

	As of
(in millions, except share data)	March 31, 2025	December 31, 2024
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$623.2	$793.3
Trade and other receivables, net of allowance of $89.0 and $88.7, as of March 31, 2025 and December 31, 2024, respectively	1,307.2	1,352.4
Income tax receivable	121.0	62.1
Short-term contract assets, net	303.8	301.4
Prepaid expenses and other current assets	249.6	181.2
Total current assets	2,604.8	2,690.4
Property and equipment, net	126.0	136.0
Goodwill	2,020.8	1,998.3
Intangible assets, net	682.4	690.1
Equity method investments	735.4	723.6
Deferred tax assets	65.1	93.1
Non-current operating lease assets	279.3	290.1
Other non-current assets	893.7	927.6
Total assets	$7,407.5	$7,549.2

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term borrowings and current portion of long-term debt	$108.5	$103.2
Accounts payable and accrued expenses	1,095.1	1,110.5
Accrued compensation	759.3	900.4
Income tax payable	31.4	19.8
Other current liabilities	208.9	196.0
Total current liabilities	2,203.2	2,329.9
Long-term debt, net	2,910.5	2,939.6
Deferred tax liabilities	16.5	12.6
Non-current operating lease liabilities	254.8	270.3
Other non-current liabilities	245.6	241.4
Total liabilities	5,630.6	5,793.8

Shareholders’ equity:
Ordinary shares, nominal value $0.10 per share, 800,000,000 shares authorized; 231,281,053 and 229,696,912 shares issued and outstanding as of March 31, 2025 and December 31, 2024, respectively	23.1	23.0
Additional paid-in capital	2,992.2	2,986.4
Accumulated deficit	(984.0)	(985.9)
Accumulated other comprehensive loss	(254.9)	(268.6)
Total equity attributable to the Company	1,776.4	1,754.9
Non-controlling interests	0.5	0.5
Total equity	1,776.9	1,755.4
Total liabilities and shareholders’ equity	$7,407.5	$7,549.2

April 29, 2025

Cushman & Wakefield plc
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Three Months Ended March 31,
(in millions)	2025	2024
Cash flows from operating activities
Net income (loss)	$1.9	$(28.8)
Reconciliation of net income (loss) to net cash used in operating activities:
Depreciation and amortization	26.7	32.5
Impairment charges	6.5	1.1
Unrealized foreign exchange loss (gain)	0.2	(2.4)
Stock-based compensation	16.0	6.4
Lease amortization	21.7	22.0
Amortization of debt issuance costs	2.0	1.5
Earnings from equity method investments, net of distributions received	(11.1)	(7.7)
Change in deferred taxes	34.7	8.1
Provision for loss on receivables and other assets	2.8	2.4
Unrealized loss on equity securities, net	0.7	1.0
Other operating activities, net	(8.4)	(5.2)
Changes in assets and liabilities:
Trade and other receivables	90.0	138.0
Income taxes payable	(47.5)	(20.3)
Short-term contract assets and Prepaid expenses and other current assets	(74.4)	(32.0)
Other non-current assets	(39.1)	(45.8)
Accounts payable and accrued expenses	(28.0)	(55.0)
Accrued compensation	(148.9)	(137.0)
Other current and non-current liabilities	(7.8)	(3.9)
Net cash used in operating activities	(162.0)	(125.1)
Cash flows from investing activities
Payment for property and equipment	(4.6)	(10.5)
Acquisitions of businesses, net of cash acquired	(4.9)	—
Investments in equity securities	(7.1)	(0.4)
Return of beneficial interest in a securitization	(100.0)	(100.0)
Collection on beneficial interest in a securitization	130.0	100.0
Other investing activities, net	7.2	0.1
Net cash provided by (used in) investing activities	20.6	(10.8)
Cash flows from financing activities
Shares repurchased for payment of employee taxes on stock awards	(10.2)	(9.1)
Payment of deferred and contingent consideration	(0.1)	(1.9)
Repayment of borrowings	(25.0)	(55.0)
Payment of finance lease liabilities	(6.4)	(6.9)
Other financing activities, net	0.4	—
Net cash used in financing activities	(41.3)	(72.9)

Change in cash, cash equivalents and restricted cash	(182.7)	(208.8)
Cash, cash equivalents and restricted cash, beginning of the period	814.6	801.2
Effects of exchange rate fluctuations on cash, cash equivalents and restricted cash	8.3	(6.6)
Cash, cash equivalents and restricted cash, end of the period	$640.2	$585.8

April 29, 2025

Segment Results
The following tables summarize the results of operations for the Company’s segments for the three months ended March 31, 2025 and 2024.

Americas Results

	Three Months Ended March 31,
(in millions) (unaudited)	2025	2024	% Change in USD	% Change in Local Currency
Revenue:
Services	$603.2	$599.4	1%	1%
Leasing	341.1	299.5	14%	14%
Capital markets	115.4	111.1	4%	4%
Valuation and other	39.1	35.4	10%	12%
Total service line fee revenue(1)	1,098.8	1,045.4	5%	6%
Gross contract reimbursables(2)	589.5	575.6	2%	3%
Total revenue	$1,688.3	$1,621.0	4%	5%

Costs and expenses:
Americas Fee-based operating expenses	$1,024.9	$993.1	3%	4%
Cost of gross contract reimbursables	589.5	575.6	2%	3%
Segment operating expenses	$1,614.4	$1,568.7	3%	3%

Net income (loss)	$6.6	$(16.8)	n.m.	n.m.

Adjusted EBITDA	$79.3	$64.4	23%	24%
n.m. not meaningful
(1) Service line fee revenue represents revenue for fees generated from each of our service lines.
(2) Gross contract reimbursables reflects revenue from clients which have substantially no margin.

April 29, 2025

EMEA Results

	Three Months Ended March 31,
(in millions) (unaudited)	2025	2024	% Change in USD	% Change in Local Currency
Revenue:
Services	$72.7	$81.0	(10)%	(8)%
Leasing	39.4	53.7	(27)%	(26)%
Capital markets	18.0	15.6	15%	17%
Valuation and other	42.5	43.6	(3)%	(1)%
Total service line fee revenue(1)	172.6	193.9	(11)%	(9)%
Gross contract reimbursables(2)	32.4	28.5	14%	16%
Total revenue	$205.0	$222.4	(8)%	(6)%

Costs and expenses:
EMEA Fee-based operating expenses	$173.4	$185.6	(7)%	(5)%
Cost of gross contract reimbursables	32.4	28.5	14%	16%
Segment operating expenses	$205.8	$214.1	(4)%	(2)%

Net loss	$(15.3)	$(10.5)	46%	71%

Adjusted EBITDA	$2.0	$9.0	(78)%	(85)%
(1) Service line fee revenue represents revenue for fees generated from each of our service lines.
(2) Gross contract reimbursables reflects revenue from clients which have substantially no margin.

APAC Results

	Three Months Ended March 31,
(in millions) (unaudited)	2025	2024	% Change in USD	% Change in Local Currency
Revenue:
Services	$190.7	$190.8	0%	3%
Leasing	32.0	28.5	12%	16%
Capital markets	24.0	14.9	61%	59%
Valuation and other	22.6	24.1	(6)%	(5)%
Total service line fee revenue(1)	269.3	258.3	4%	7%
Gross contract reimbursables(2)	122.0	83.1	47%	53%
Total revenue	$391.3	$341.4	15%	18%

Costs and expenses:
APAC Fee-based operating expenses	$258.6	$255.0	1%	4%
Cost of gross contract reimbursables	122.0	83.1	47%	53%
Segment operating expenses	$380.6	$338.1	13%	16%

Net income (loss)	$10.6	$(1.5)	n.m.	n.m.

Adjusted EBITDA	$14.9	$4.7	n.m.	n.m.
n.m. not meaningful
(1) Service line fee revenue represents revenue for fees generated from each of our service lines.
(2) Gross contract reimbursables reflects revenue from clients which have substantially no margin.

April 29, 2025

Cushman & Wakefield plc
Use of Non-GAAP Financial Measures
We have used the following measures, which are considered “non-GAAP financial measures” under SEC guidelines:
i.Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) and Adjusted EBITDA margin;
ii.Segment operating expenses and Fee-based operating expenses;
iii.Adjusted net income and Adjusted earnings per share;
iv.Free cash flow;
v.Local currency; and
vi.Net debt.
Management principally uses these non-GAAP financial measures to evaluate operating performance, develop budgets and forecasts, improve comparability of results and assist our investors in analyzing the underlying performance of our business. These measures are not recognized measurements under GAAP. When analyzing our operating results, investors should use them in addition to, but not as an alternative for, the most directly comparable financial results calculated and presented in accordance with GAAP. Because the Company’s calculation of these non-GAAP financial measures may differ from other companies, our presentation of these measures may not be comparable to similarly titled measures of other companies.
The Company believes that these measures provide a more complete understanding of ongoing operations, enhance comparability of current results to prior periods and may be useful for investors to analyze our financial performance. The measures eliminate the impact of certain items that may obscure trends in the underlying performance of our business. The Company believes that they are useful to investors for the additional purposes described below.
Adjusted EBITDA and Adjusted EBITDA margin: We have determined Adjusted EBITDA to be our primary measure of segment profitability. We believe that investors find this measure useful in comparing our operating performance to that of other companies in our industry because these calculations generally eliminate unrealized loss on investments, net, impairment of investments, acquisition related costs, cost savings initiatives and other non-recurring items. Adjusted EBITDA also excludes the effects of financings, income taxes and the non-cash accounting effects of depreciation and intangible asset amortization. Adjusted EBITDA margin, a non-GAAP measure of profitability as a percent of revenue, is measured against service line fee revenue.
Segment operating expenses and Fee-based operating expenses: Consistent with GAAP, reimbursed costs for certain customer contracts are presented on a gross basis in both revenue and operating expenses for which the Company recognizes substantially no margin. Total costs and expenses include segment operating expenses, as well as other expenses such as depreciation and amortization, impairment of investments, acquisition related costs, cost savings initiatives and other non-recurring items. Segment operating expenses includes Fee-based operating expenses and Cost of gross contract reimbursables. We believe Fee-based operating expenses more accurately reflects the costs we incur during the course of delivering services to our clients and is more consistent with how we manage our expense base and operating margins.
Adjusted net income and Adjusted earnings per share: Management also assesses the profitability of the business using Adjusted net income. We believe that investors find this measure useful in comparing our profitability to that of other companies in our industry because this calculation generally eliminates depreciation and amortization related to merger, unrealized loss on investments, net, impairment of investments, acquisition related costs, cost savings initiatives and other non-recurring items. Income tax, as adjusted, reflects management’s expectation about our long-term effective rate as a public company. The Company also uses Adjusted earnings per share (“EPS”) as a component when measuring operating performance. Management defines Adjusted EPS as Adjusted net income divided by total basic and diluted weighted average shares outstanding.
Free cash flow: Free cash flow is a financial performance metric that is calculated as net cash used in operating activities, less capital expenditures (reflected as Payment for property and equipment in the investing activities section of the Condensed Consolidated Statements of Cash Flows).

April 29, 2025

Local currency: In discussing our results, we refer to percentage changes in local currency. These metrics are calculated by holding foreign currency exchange rates constant in year-over-year comparisons. Management believes that this methodology provides investors with greater visibility into the performance of our business excluding the effect of foreign currency rate fluctuations.
Net debt: Net debt is used as a measure of our liquidity and is calculated as total debt minus cash and cash equivalents.

Adjustments to U.S. GAAP Financial Measures Used to Calculate Non-GAAP Financial Measures
During the periods presented in this earnings release, we had the following adjustments:
Unrealized loss on investments, net represents net unrealized gains and losses on fair value investments.
Impairment of investments reflects certain one-time impairment charges related to investments or other assets.
Acquisition related costs includes certain direct costs incurred in connection with acquiring businesses.
Cost savings initiatives in 2024 primarily reflects severance and other one-time employment-related separation costs related to actions to reduce headcount across select roles to help optimize our workforce given the challenging macroeconomic conditions and operating environment, as well as property lease rationalizations. These actions continued through September 30, 2024.
The interim financial information for the three months ended March 31, 2025 and 2024 is unaudited. All adjustments, consisting of normal recurring adjustments, except as otherwise noted, considered necessary for a fair presentation of the unaudited interim condensed consolidated financial information for these periods have been included. Users of all of the aforementioned unaudited interim financial information should refer to the audited Consolidated Financial Statements of the Company and notes thereto for the year ended December 31, 2024 in the Company’s 2024 Annual Report on Form 10-K.
Please see the following tables for reconciliations of our non-GAAP financial measures to the most closely comparable GAAP measures.

April 29, 2025

Reconciliations of Non-GAAP financial measures
Reconciliation of Net income (loss) to Adjusted EBITDA:

	Three Months Ended March 31,
(in millions) (unaudited)	2025	2024
Net income (loss)	$1.9	$(28.8)
Adjustments:
Depreciation and amortization	26.7	32.5
Interest expense, net of interest income	52.3	58.7
Provision for income taxes	3.1	2.3
Unrealized loss on investments, net	0.7	1.0
Impairment of investments	6.5	—
Acquisition related costs	0.4	—
Cost savings initiatives	—	7.2
Other(1)	4.6	5.2
Adjusted EBITDA	$96.2	$78.1
(1) Other includes miscellaneous income and expense items such as non-cash amortization of certain merger related deferred rent and tenant incentives and non-cash amortization of the A/R Securitization servicing liability. For the three months ended March 31, 2025, Other also reflects one-time consulting costs associated with the proposed redomicile, as well as a portion of non-cash stock-based compensation expense associated with performance-based equity awards granted to four executive officers in 2024. The long-term incentive awards granted to these four executive officers consisted entirely of performance-based awards in 2024 and they provided for a higher maximum payout than typical awards. This award design structure was unique to 2024 and was not utilized in 2025. We therefore excluded a portion of the non-cash stock-based compensation expense associated with those awards from the calculation of Adjusted EBITDA to improve the comparability of our operating results for the current period to prior and future periods, due to the unique nature of the 2024 awards and because we do not consider it to be a normal, recurring operating expense. For the three months ended March 31, 2024, Other also reflects non-cash stock-based compensation expense associated with certain one-time retention awards which vested in February 2024 and bad debt expense driven by a sublessee default.

Reconciliation of Total costs and expenses to Segment operating expenses and Fee-based operating expenses:

	Three Months Ended March 31,
(in millions) (unaudited)	2025	2024
Total costs and expenses	$2,239.3	$2,166.0
Depreciation and amortization	(26.7)	(32.5)
Impairment of investments	(6.5)	—
Acquisition related costs	(0.4)	—
Cost savings initiatives	—	(7.2)
Other, including foreign currency movements(1)	(4.9)	(5.4)
Segment operating expenses	2,200.8	2,120.9
Cost of gross contract reimbursables	(743.9)	(687.2)
Fee-based operating expenses	$1,456.9	$1,433.7
(1) Other includes miscellaneous income and expense items such as non-cash amortization of certain merger related deferred rent and tenant incentives, non-cash amortization of the A/R Securitization servicing liability and the effects of movements in foreign currency. For the three months ended March 31, 2025, Other also reflects one-time consulting costs associated with the proposed redomicile, as well as a portion of non-cash stock-based compensation expense associated with performance-based equity awards granted to four executive officers in 2024 (as further discussed above). For the three months ended March 31, 2024, Other also reflects non-cash stock-based compensation expense associated with certain one-time retention awards which vested in February 2024 and bad debt expense driven by a sublessee default.

April 29, 2025

Reconciliation of Net income (loss) to Adjusted net income:

	Three Months Ended March 31,
(in millions, except per share data) (unaudited)	2025	2024
Net income (loss)	$1.9	$(28.8)
Adjustments:
Merger and acquisition related depreciation and amortization	10.2	13.9
Unrealized loss on investments, net	0.7	1.0
Impairment of investments	6.5	—
Acquisition related costs	0.4	—
Cost savings initiatives	—	7.2
Other	4.6	5.2
Tax impact of adjusted items(1)	(3.8)	2.1
Adjusted net income	$20.5	$0.6
Weighted average shares outstanding, basic	230.4	227.9
Weighted average shares outstanding, diluted(2)	232.3	231.2
Adjusted earnings per share, basic	$0.09	$0.00
Adjusted earnings per share, diluted(2)	$0.09	$0.00
(1) Reflective of management’s estimation of an adjusted effective tax rate of 25% and 28% for the three months ended March 31, 2025 and 2024, respectively.
(2) Weighted average shares outstanding, diluted is calculated by taking basic weighted average shares outstanding and adding dilutive shares of 1.9 million and 3.3 million for the three months ended March 31, 2025 and 2024, respectively.

Reconciliation of Net cash used in operating activities to Free cash flow:

	Three Months Ended March 31,
(in millions) (unaudited)	2025	2024
Net cash used in operating activities	$(162.0)	$(125.1)
Payment for property and equipment	(4.6)	(10.5)
Free cash flow	$(166.6)	$(135.6)